EXHIBIT 21.1

LIST OF SUBSIDIARIES

 Green EnviroTech Corp., a Nevada corporation formed on October 6, 2008 under the name EnviroPlastics Corporation.  On October 21, 2009, Enviroplastics Corporation changed its name to Green EnviroTech Corp.